EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

Media Contact:

Anne Bowdidge

Director, Global Public Relations

408-731-5925

AFFYMETRIX REPORTS RECORD PRODUCT REVENUE AND PROFIT

- Next Generation GeneChip® Technology Drives Revenue Growth -

Santa Clara, Calif. — October 22, 2003 — Affymetrix, Inc., (Nasdaq: AFFX) today reported its operating results for the third quarter ended September 30, 2003.  The Company reported net income of approximately $5.8 million or $0.10 per basic and diluted share in the third quarter of 2003, as compared to net income of $0.6 million or $0.01 per basic and diluted share in the third quarter of 2002.

Total revenue for the quarter was $76.2 million, of which $2.7 million was related to the sale of products and wafers to Perlegen Sciences, Inc., compared to total revenue of $72.8 million in the third quarter of 2002, of which $4.9 million was related to the sale of products and wafers to Perlegen.

Product and product related revenue increased to $71.1 million for the third quarter of 2003, compared to $62.9 million in the same period in 2002.  Third quarter product sales included GeneChip® array revenue of $34.3 million and record instrument revenue of $18.1 million.  The combination of next generation system purchases and upgrades contributed to strong instrument sales for the quarter.

Royalties and other revenue were $2.3 million for the third quarter of 2003 compared to $5.0 million in the third quarter of 2002.

Total costs and expenses for the quarter were $68.8 million compared to $71.0 million in the third quarter of 2002.

Cost of product and product related revenue was $24.7 million in the third quarter of 2003 compared to $22.2 million in the same period of 2002.  Product and product related gross margin was 65.3% in the third quarter compared to 64.7% in the third quarter of 2002.

Research and development expenses were $16.5 million during the third quarter of 2003 compared to $16.7 million in the third quarter of 2002.

Selling, general and administrative expenses were $24.1 million for the third quarter of 2003 compared to $24.9 million in the third quarter of 2002.

Quarterly Highlights

•                  Affymetrix began commercialization of 11-micron technology, expanding our CustomExpress offering to include arrays containing over 1.3 million probes. This format provides more information while saving customers time and money.

•                  Affymetrix launched the world’s first catalog human genome on a single array, the GeneChip brand Human Genome U133 Plus 2.0 Array, making whole-genome research even more accessible to individual researchers.

•                  The Company posted record instrument revenue as new customers purchased systems and the current installed base continued to upgrade to next generation GeneChip technology.

•                  Affymetrix began shipping the new GeneChip brand AutoLoader for the GeneChip Scanner 3000, helping researchers automate their array processing.

•                  The Company introduced the first automated HighThroughputArray (HTA™) GeneChip platform, with Johnson & Johnson Pharmaceutical Research & Development as our first partner for the HTA system, marking the industrialization of microarray technology.  This combination of industry-standard 96-well microtiter-based technology with the gold standard in microarray technology is expected to increase output through automation and drive down the cost per experiment.

•                  In an industry first, Affymetrix released genotyping data on over 120,000 validated SNPs into the public domain.   These SNPs will be offered to researchers worldwide on the upcoming GeneChip 100K SNP product and will be linked to publicly available genome databases.

•                  In order to further the community’s access to gold standard array technology, the Company added Paradigm Genetics to our growing base of authorized service providers.

Financial Outlook

For fiscal 2003, the Company expects product and product related revenue of approximately $280 million and total revenue of approximately $300 million.

Affymetrix’ management team will host a conference call to review its operating results for the third quarter and provide financial guidance for the remainder of 2003.  A live webcast of the conference call can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (888) 737-3798, international: (706) 643-2578 on October 22 at 2:00 p.m. PT.  A replay of the conference call will be available until 5:00 p.m. PT on October 29 at the following numbers: domestic: (800) 642-1687, international: (706) 645-9291; passcode for both: #2751846. An archived webcast of the conference call will be available under Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix is a pioneer in creating breakthrough tools that are driving the genomic revolution. By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that enable scientists to improve the quality of life. The Company’s customers include pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic, government and other non-profit research institutes.

Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip platform, to address growing markets focused on understanding the relationship between genes and human health. Additional information on Affymetrix can be found at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements, including Affymetrix’ financial outlook for 2003, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance, personnel retention, uncertainties relating to the length and severity of the current global economic weakness, the reduction in overall capital spending in the academic and biotechnology sectors, changes in government funding policies, unpredictable fluctuations in quarterly revenues, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA, and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2002 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

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PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.  CustomExpress is a trademark of Affymetrix, Inc.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2003	December 31, 2002
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$50,387	$67,888
Available-for-sale securities	279,150	293,570
Accounts receivable, net	55,198	65,986
Inventories	24,042	26,739
Prepaid expenses and other current assets	4,250	3,770
Total current assets	413,027	457,953
Property and equipment, net	63,499	72,836
Acquired technology rights, net	28,362	23,039
Goodwill	18,601	18,601
Notes receivable from employees	1,589	1,674
Other assets	27,979	27,300
Total assets	$553,057	$601,403

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$53,714	$66,864
Deferred revenue—current portion	29,713	19,381
Common stock purchase rights	3,000	—
Other current liabilities	6,376	—
Total current liabilities	92,803	86,245
Deferred revenue—long-term portion	46,919	—
Other long-term liabilities	2,983	8,322
Convertible subordinated notes	267,460	368,900
Common stock purchase rights	—	3,000
Stockholders’ equity:
Common stock	591	585
Additional paid-in capital	363,758	355,515
Notes receivable from stockholders	(417)	(720)
Deferred stock compensation	(5,571)	(8,015)
Accumulated other comprehensive (loss) income	(800)	515
Accumulated deficit	(214,669)	(212,944)
Total stockholders’ equity	142,892	134,936
Total liabilities and stockholders’ equity	$553,057	$601,403

Note 1:          The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2002.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Product sales	$57,467	$50,973	$153,441	$144,721
Product related revenue	13,625	11,961	41,992	34,069
Total product and product related revenue	71,092	62,934	195,433	178,790
Royalties and other revenue	2,349	4,971	8,194	16,331
Revenue from Perlegen Sciences	2,744	4,868	8,005	16,454
Total revenue	76,185	72,773	211,632	211,575
Costs and expenses:
Cost of product sales	22,393	20,942	56,210	60,298
Cost of product related revenue	2,304	1,287	6,805	3,657
Cost of revenue from Perlegen Sciences	2,744	4,868	8,005	16,454
Research and development	16,463	16,732	48,990	50,747
Selling, general and administrative	24,092	24,929	76,250	71,414
Amortization of deferred stock compensation	484	1,966	1,852	7,607
Amortization of purchased intangibles	281	282	844	844
Charge for acquired in-process research and development	—	—	10,096	—
Total costs and expenses	68,761	71,006	209,052	211,021
Income from operations	7,424	1,767	2,580	554
Interest income and other, net	2,403	3,982	10,765	10,289
Interest expense	(3,559)	(4,930)	(13,726)	(14,788)
Net income (loss) before income taxes	6,268	819	(381)	(3,945)
Income tax provision	(466)	(200)	(1,344)	(601)

Net income (loss)	$5,802	$619	$(1,725)	$(4,546)

Basic and diluted net income (loss) per share	$0.10	$0.01	$(0.03)	$(0.08)

Shares used in computing basic net income (loss) per share	58,881	58,075	58,717	57,940

Shares used in computing diluted net income (loss) per share	60,485	59,539	58,717	57,940